Exhibit 10.12

[Ameriprise Logo]
AWARD CERTIFICATE
for
{Employee Name}

PERFORMANCE CASH UNIT AWARD
(____-____ Performance Period)

Award Date:    {award date}

Performance Period: __________ through __________

Award Value (at Target): ${employee amount}

Performance Matrix:
[As determined per award]

TSR Adjustment Matrix:

[As determined per award]

This Performance Cash Unit (“PCU”) Award is subject to the terms and conditions set forth in this Award Certificate, the Ameriprise Financial 2005 Incentive Compensation Plan (the “Plan”), the Ameriprise Financial Long-Term Incentive Award Program Guide (the “Guide”), including the Detrimental Conduct Provisions attached thereto, and the Ameriprise Financial PCU Supplement (the “Supplement”). Copies of the Plan, the Guide and the Supplement are available on Inside. This PCU Award provides for a cash payment to you no later than _______ of 0% to 200% of the Award Value (at Target) set forth above, as adjusted by the performance of the Company and the application of the Performance Matrix and TSR Adjustment Matrix above. The maximum that the TSR Adjustment Matrix can add to or subtract from the results of the Performance Matrix is 25 percentage points, and the PCU Payout cannot exceed the maximum of 200% of the Award Value (at Target) set forth above. For the Performance Matrix, the payout percentage will be interpolated for performance that falls between the EPS and ROE goals shown above. The Compensation and Benefits Committee, in its sole discretion, will determine the payout percentage that is less than 50% based on an assessment of the performance achieved and other factors. For the TSR Adjustment Matrix, the percentage point adjustment will be interpolated for percentiles between the 25th and 75th percentile.

All terms and provisions of the Plan, the Guide and the Supplement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan, the Guide or the Supplement, then the terms of the Plan, the Guide or the Supplement, as applicable, shall govern. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Plan, the Guide or the Supplement.

This PCU Award may not be assigned, sold, pledged, hypothecated, transferred or otherwise disposed of in any manner other than as provided in this Award Certificate, the Plan, the Guide or the Supplement, and subject to any rules adopted by the Company from time to time.

Except as otherwise provided in the Plan, the Guide or the Supplement, this PCU Award is conditioned on your continuous employment with the Company through the date of payment. The granting of this PCU Award, or any prior or future award, is neither a contract nor a guarantee of continued employment; the continuation of your employment is and always will be at the discretion of the Company. The granting of this PCU Award is a one-time discretionary act and it does not impose any obligation on the Company to offer future awards of any amount or nature. The continuation of the Plan and the grant of future awards is a voluntary act completely within the discretion of the Company, and the Plan is subject to termination at any time.